Exhibit 99.1

1245 Q Street, Lincoln, NE 68508 P: 1 800 388 4264 | F: 402 475 9061 nrchealth.com

Contact:	Kevin R. Karas Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

SECOND QUARTER 2023 RESULTS

LINCOLN, Nebraska (August 1, 2023) — National Research Corporation, dba NRC Health, (NASDAQ:NRC) today announced results for the second quarter 2023.

Regarding the Company’s 2023 second quarter, Kevin Karas, Chief Financial Officer, said, “Our continued expansion of sales and marketing resources over the past several quarters have been effective in building our sales pipeline. In the second quarter of 2023, we gained momentum in converting pipeline opportunities which resulted in a 53% increase in new sales compared to the second quarter of 2022. Sales have also been driven by consistent growth in our Human Understanding Program, with adoption through June 30, 2023, of 39 healthcare organizations. We have also focused on aligning our cost structure with business requirements based on our current level of revenue to increase operating margins. We realized improved operating margins in the second quarter as compared to the first quarter and will continue cost alignment changes to achieve margin expansion in future quarters.”

The Company’s Board of Directors maintained its capital allocation priorities of funding innovation and growth investments, including merger and acquisition activity, as well as internal projects, shareholder dividends and share repurchases during 2023. In the second quarter of 2023, the Company funded $4.2 million for innovation and growth, $3.0 million for dividend payments, and $1.8 million for share repurchases.

Diluted earnings per share decreased to $0.29 for the quarter ended June 30, 2023, from diluted earnings per share of $0.33 for the quarter ended June 30, 2022.

NRC Announces Second Quarter 2023 Results

August 1, 2023

A live simulcast of National Research Corporation’s 2023 first quarter conference call will be available online at https://events.q4inc.com/attendee/554395066 August 2, 2023, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 40 years, NRC Health (NASDAQ: NRC) has led the charge to humanize healthcare and support organizations in their understanding of each unique individual. NRC Health’s commitment to Human Understanding® helps leading healthcare systems get to know each person they serve not as point-in-time insights, but as an ongoing relationship. Guided by its uniquely empathic heritage, NRC Health’s patient-focused approach, unmatched market research, and emphasis on consumer preferences are transforming the healthcare experience, creating strong outcomes for patients and entire healthcare systems. For more information, email  info@nrchealth.com, or visit www.nrchealth.com.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “believes,” “expect,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements, including those risks and uncertainties as set forth in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2022 and various disclosures in our press releases, stockholder reports, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

NRC Announces Second Quarter 2023 Results

August 1, 2023

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended June 30		Six months ended June 30
	2023	2022	2023	2022

Revenue	$36,161	$37,292	$72,634	$75,734

Operating expenses:
Direct	13,309	13,758	27,589	28,537
Selling, general and administrative	11,966	10,748	23,750	21,397
Depreciation and amortization	1,521	1,290	2,915	2,606
Total operating expenses	26,796	25,796	54,254	52,540

Operating income	9,365	11,496	18,380	23,194

Other income (expense):
Interest income	273	14	523	19
Interest expense	(192)	(318)	(433)	(635)
Other, net	(2)	(128)	(15)	(81)

Total other income (expense)	79	(432)	75	(697)

Income before income taxes	9,444	11,064	18,455	22,497

Provision for income taxes	2,171	2,742	4,219	5,636

Net income	$7,273	$8,322	$14,236	$16,861

Earnings Per Share of Common Stock:
Basic Earnings Per Share	$0.30	$0.33	$0.58	$0.67
Diluted Earnings Per Share	$0.29	$0.33	$0.58	$0.67

Weighted average shares and share equivalents outstanding:
Basic	24,578	25,083	24,582	25,166
Diluted	24,716	25,211	24,727	25,300

NRC Announces Second Quarter 2023 Results

August 1, 2023

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except share amounts and par value)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$22,496	$25,026
Accounts receivable, net	11,891	14,461
Other current assets	6,600	4,229
Total current assets	40,987	43,716

Property and equipment, net	22,609	17,248
Goodwill	61,614	61,614
Other, net	8,417	7,883
Total assets	$133,627	$130,461

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of notes payable	$4,606	$4,491
Accounts payable and accrued expenses	5,872	5,136
Accrued compensation	4,578	4,551
Deferred revenue	14,828	15,198
Dividends payable	2,949	2,956
Other current liabilities	903	1,085
Total current liabilities	33,736	33,417

Notes payable, net of current portion and unamortized debt issuance costs	15,358	17,690
Other non-current liabilities	6,783	7,321
Total liabilities	55,877	58,428

Shareholders’ equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Common stock, $0.001 par value; authorized 110,000,000 shares, issued 30,963,119 in 2023 and 30,922,181 in 2022, outstanding 24,576,092 in 2023 and 24,628,173 in 2022	31	31
Additional paid-in capital	176,646	175,453
Retained earnings (accumulated deficit)	(16,849)	(25,184)

Treasury stock	(82,078)	(78,267)
Total shareholders’ equity	77,750	72,033
Total liabilities and shareholders’ equity	$133,627	$130,461